SUB-ITEM 77I(b)
CLEARBRIDGE AMERICAN
ENERGY MLP FUND INC. (The
"Fund")
Below, please find the descriptions of
the securities offered by the Fund on
July 23, 2015 and August 7, 2015.





 Authorization of Mandatory Redeemable Preferred
Shares on July 23, 2015.

The Fund has authorized the creation, issuance and sale of shares of three new series of Preferred Stock
(as defined in the Fund's charter) classified and designated as (i) "Series A Mandatory Redeemable
Preferred Stock" (the "Series A MRP Shares"), $.001 par value per share, with a liquidation preference of $100,000 per share and consisting of 100 Series A
MRP Shares; provided that in no event shall the aggregate purchase price of the Series A MRP Shares exceed $10,000,000 and (ii) "Series B Mandatory
Redeemable Preferred Stock" (the "Series B MRP
Shares" and together with the Series A MRP Shares, the "MRP Shares"), $.001 par value per share, with a liquidation preference of $100,000 per share and consisting of 400 Series B MRP Shares; provided that in no event shall the aggregate purchase price of the Series B MRP Shares exceed $40,000,000.he
MRP Shares will have the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption set forth in the Articles
Supplementary (the "Articles Supplementary") describing the MRP Shares in the form attached to Form N-SARS as Sub-Item 77Q1(a).

The MRP Shares will rank, as to preferences on payment of dividends or distribution of assets upon liquidation, on a parity with shares of any other series of Preferred Stock and prior to any and all of the Common Stock or of any other class of shares of capital stock of the Fund ranking junior to the Preferred Stock.


Please also refer to Sub-Item 77Q1(a) of this Form
N-SAR.

Authorization of Mandatory Redeemable Preferred
Shares on August 7, 2015.

The Fund has authorized the creation, issuance and sale of shares of three new series of Preferred Stock
(as defined in the Fund's charter) classified and designated as (i) "Series C Mandatory Redeemable
Preferred Stock" (the "Series C MRP Shares"), $.001 par value per share, with a liquidation preference of $100,000 per share and consisting of 380 Series C
MRP Shares; provided that in no event shall the aggregate purchase price of the Series C MRP Shares exceed $38,000,000 and (ii) "Series D Mandatory
Redeemable Preferred Stock" (the "Series D MRP
Shares," together with the Series C MRP Shares, the
"Original MRP Shares," such terms to include any such Original MRP Shares issued in substitute thereto pursuant to Section 13),
$.001 par value per share, with a liquidation preference of $100,000 per share and consisting of 370 Series D MRP Shares; provided that in no event shall the aggregate purchase price of the Series D MRP Shares exceed $37,000,000. . The
MRP Shares will have the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption set forth in the Articles
Supplementary (the "Articles Supplementary") describing the MRP Shares in the form attached to Form N-SARS as Sub-Item 77Q1(a).

The MRP Shares will rank, as to preferences on payment of dividends or distribution of assets upon liquidation, on a parity with shares of any other series of Preferred Stock and prior to any and all of the Common Stock or of any other class of shares of capital stock of the Fund ranking junior to the Preferred Stock.


Please also refer to Sub-Item 77Q1(a) of this Form
N-SAR.